UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

The Medicines Company

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 290-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Purchase and Sale Agreement.

On May 9, 2016, The Medicines Company (the “Company”), Chiesi Farmaceutici S.p.A. (“Chiesi”) and Chiesi USA, Inc. entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) pursuant to which the Company agreed to sell to Chiesi three of the Company’s cardiovascular products, Cleviprex® (clevidipine), Kengreal® (cangrelor) and Argatroban for Injection, in exchange for (i) $260 million payable in cash at closing, (ii) the value of inventory payable in cash at closing (subject to adjustment), (iii) potential milestone payments of up to $480 million in the aggregate payable following the achievement of specified calendar year net sales milestones with respect to net sales of each of Cleviprex and Kengreal, and (iv) the assumption of certain liabilities.

The closing of the transaction is subject to the satisfaction or waiver of customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Purchase and Sale Agreement contains representations, warranties and covenants as to the parties’ business, financial and legal obligations and provides for indemnification by each of the parties in certain circumstances and subject to certain limitations.

The foregoing descriptions of the transaction and the Purchase and Sale Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Purchase and Sale Agreement, which is filed herewith, with confidential terms redacted, as Exhibit 2.1 and is incorporated into this Item 1.01 by reference.

The representations, warranties and covenants contained in the Purchase and Sale Agreement were made only for the purposes of the Purchase and Sale Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Purchase and Sale Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Purchase and Sale Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by the Company and Chiesi in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders. For the foregoing reasons, none of the Company’s stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

Item 2.05                                           Costs Associated with Exit or Disposal Activities.

In connection with the Company’s entrance into the Purchase and Sale Agreement to divest certain cardiovascular products as disclosed under Item 1.01 above (which is incorporated herein by reference), the Company estimates it will incur approximately $18 million to $22 million of pre-tax charges primarily during the second quarter of 2016, including anticipated cash expenditures by the Company of approximately $21 million. These pre-tax charges are expected to relate to (a) costs associated with the transaction (approximately $9 million) and (b) severance and other employee costs (approximately $13 million).

Safe Harbor

Statements contained in this Current Report on Form 8-K about The Medicines Company, the Purchase and Sale Agreement and the transaction that are not purely historical, and all other statements contained herein that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including without limitation approval of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the ability of the Company to successfully separate the business associated with Cleviprex, Kengreal and Argatroban for Injection from the Company’s other businesses; the commercial success of the products and the achievability of future milestone payments; and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on May 9, 2016, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY

Date: May 13, 2016	/s/ Stephen M. Rodin
Stephen M. Rodin
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Purchase and Sale Agreement, dated as of May 9, 2016, by and among The Medicines Company, Chiesi Farmaceutici S.p.A. and Chiesi USA, Inc.*†

*                 Schedules (and similar attachments) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally copies of any of the omitted schedules (or similar attachments) to the Securities and Exchange Commission upon request.

†                 Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.